Exhibit 99

US AIRWAYS AND UNIONS AGREE TO DELAY INITIAL STOCK DISTRIBUTION FOR 30 DAYS

       ARLINGTON, Va., June 2, 2003 -- US Airways Group, Inc. has reached an agreement with the unions representing its employee groups to delay for 30 days the June 1, 2003 vesting of the first portion of stock to be distributed in accordance with the Company's restructuring.

       The extension will allow the unions and the Company to explore all available alternatives to distribute stock in a way that will yield the best possible result for employees and other shareholders.

       US Airways emerged from Chapter 11 on March 31, 2003. Its previous stock was cancelled as part of that process, and the Company continues to explore all options as it prepares to distribute the new stock to employees, unsecured creditors and others participating in the Company's restructuring.

NUMBER: 4541